AMENDMENT
DATED JUNE 1, 2015 TO THE
AMENDED AND RESTATED
INVESTMENT MANAGEMENT AGREEMENT
for
MassMutual Premier Money Market Fund
WHEREAS, Massachusetts Mutual Life Insurance Company (MassMutual) and MassMutual Premier Funds (the Trust) entered into an Amended and Restated Investment Management Agreement (the Agreement), effective as of
November 21, 2011 with respect to the MassMutual Premier Money Market
Fund (the Fund);
WHEREAS, MassMutual assigned the Agreement to MML Investment Advisers, LLC (MML Advisers) on April 1, 2014; and

WHEREAS, MML Advisers and the Trust desire to amend the compensation of MML Advisers as described in the Agreement:

NOW THEREFORE, IT IS AGREED THAT:

1.	Capitalized terms used herein but not otherwise defined shall have the meanings given to those terms in the Agreement.

2.	Section 4 of the Agreement is hereby deleted in its entirety and replaced with the following:

The Trust agrees to pay the Manager and the Manager agrees to accept as full compensation for the performance of all functions and duties on its part to be performed pursuant to the provisions hereof, a fee at the annual rate of 0.35% on the first $1 billion of the average daily net assets of the Fund, and 0.33% on assets in excess of $1 billion, determined at the close of the New York Stock Exchange on each day that the Exchange is open for trading and paid on the last day of each month. The Trust hereby agrees with the Manager that any entity or person associated with the Manager which is a member of a national securities exchange is authorized to effect any transaction on such exchange for the account of the Trust and any Fund which is permitted by
Section 11(a) of the Securities Exchange Act of 1934, as amended, and Rule 11a2-2(T) thereunder, and the Trust hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

3.	Except as expressly amended hereby, all provisions of the
Agreement remain in full force and effect and are unchanged in all other respects.

Signature Page Follows

	IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Amendment to be executed by their duly authorized officers or other representatives as of the day and year first above written.

	MML INVESTMENT ADVISERS, LLC

By:/s/ Brian Haendiges
	Name: Brian Haendiges
	Title: Vice President

	MASSMUTUAL PREMIER FUNDS on behalf of
MassMutual Premier Money Market Fund

By: Nicholas H. Palmerino
	Name: Nicholas H. Palmerino
	Title: CFO and Treasurer